UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported):
June 22, 2011
PINNACLE AIRLINES CORP.
(Exact Name of Registrant as Specified in Charter)

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I. R. S. Employer Identification No.)
Delaware	001-31898	03-0376558
(Address of principal executive offices)	(Zip Code)
1689 Nonconnah Blvd, Suite 111 Memphis, TN	38132
Registrant’s telephone number, including area code
(901)-348-4100
(Former name or former address, if changed since last report.)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 22, 2011, Pinnacle Airlines Corp. (the “Company”) and its operating subsidiary, Colgan Air, Inc. (“Colgan”), completed a sale-leaseback transaction with Siemens Financial Services, Inc. (“Siemens”). The $41.6 million proceeds of the sale of two (2) Bombardier Q400 aircraft from Colgan to Siemens were used to pay off $35.8 million of indebtedness owed to Export Development Canada and associated with the aircraft and to increase Colgan’s working capital. The Aircraft Lease Agreement between Siemens and Colgan has a ten-year term and is guaranteed by the Company.

On June 24, 2011, the Company and its three (3) operating subsidiaries, Pinnacle Airlines, Inc., (“Pinnacle”), Colgan and Mesaba Aviation, Inc. (“Mesaba”) entered into a Third Amendment to Credit Agreement (the “Amendment”) with CIT Bank, as lender, the other lenders party thereto from time to time, the loan parties party thereto from time to time and C.I.T. Leasing Corporation, as administrative agent and collateral agent.  The Amendment modifies a Credit Agreement dated July 30, 2009 among the Company, Pinnacle, Colgan and C.I.T. Leasing pursuant to which CIT Bank loaned Pinnacle and Colgan $25 million (the “Term Loan”).

Pursuant to the Amendment the financing provided by CIT Bank under the Term Loan was increased to $37 million. The Term Loan is secured by Pinnacle, Colgan and Mesaba spare repairable, rotable and expendable parts and certain aircraft engines.  A portion of the Term Loan is subject to a fixed interest rate of 7.25%.  The remainder of the Term Loan is subject to a variable interest rate, which for the first interest period is indexed to Libor and was 6.25% on the effective date.  The Term Loan also has standard provisions relating to the borrowers’ obligations to timely repay the indebtedness and maintenance of the collateral base relative to the outstanding principal amount of the borrowing. The maturity date on the Term Loan was extended eighteen months to December 31, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PINNACLE AIRLINES CORP.
(Registrant)

By: /s/ Brian T. Hunt
Brian T. Hunt
Vice President and General Counsel
June 28, 2011

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